Exhibit 99.1

CPI Card Group’s Common Stock to Trade on Nasdaq

August 4, 2021

LITTLETON, Colo.--(BUSINESS WIRE)-- CPI Card Group Inc. (OTCQX: PMTS; TSX: PMTS) (“CPI” or the “Company”), a payment technology company and leading provider of credit, debit and prepaid solutions, today announced that The Nasdaq Stock Market LLC (“Nasdaq”) has approved CPI’s application for the listing of CPI’s common stock on The Nasdaq Global Market under the ticker symbol “PMTS,” effective with the opening of trading on August 5, 2021.

Scott Scheirman, CPI’s President and Chief Executive Officer, stated, “We are excited to be trading on Nasdaq. We have confidence in our strategic plan to be the partner of choice by providing market-leading quality products and customer service, and we believe trading on Nasdaq will allow a broader base of investors the opportunity to own our stock.”

About CPI Card Group Inc.

CPI Card Group® is a payment technology company and leading provider of credit, debit and prepaid solutions delivered physically, digitally and on-demand. CPI helps our customers foster connections and build their brands through innovative and reliable solutions, including financial payment cards, personalization and Software-as-a-Service (SaaS) instant issuance. CPI has more than 20 years of experience in the payments market and is a trusted partner to financial institutions and payments services providers. Serving customers from locations throughout the United States, CPI has a large network of high security facilities, each of which is registered as PCI compliant by one or more of the payment brands: Visa, Mastercard®, American Express® and Discover®. Learn more at www.cpicardgroup.com.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com